Exhibit (n)(4)

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Financial Statements” in the Statement of Additional Information included in this Registration Statement (Form N-2) of KKR Real Estate Select Trust Inc.

We also consent to the incorporation by reference of our report dated March 30, 2023, with respect to the consolidated financial statements of KRE MREG City Ave Venture LLC, included in the amended Annual Report to Shareholders (Form N-CSR) of KKR Real Estate Select Trust Inc. for the year ended December 31, 2022, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, NY

April 27, 2023